 Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT D

Attached to and forming part of an

Asset Purchase Agreement between Lane F Holdings, LLC

and Blackjack Silver Corp.

NET SMELTER RETURNS ROYALTY AGREEMENT

This NET SMELTER RETURNS ROYALTY AGREEMENT, dated effective as of the 19th day of September, 2024 (Effective Date), is by and between Blackjack Silver Corp., an Ontario corporation, and Ferry Lane Limited, a British Virgin Island corporation (jointly Grantor), or their successors in interest, and Lane F Holdings, LLC, a Wyoming limited liability corporation (Royalty Holder).

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS AND EXHIBITS

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

Affiliate means any Person that directly or indirectly Controls, or is Controlled by or is under common Control with, a Party. The term “Control” as used herein means the rights to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity.

Agreement means this Net Smelter Returns Royalty Agreement dated the 19th day of September, 2024, by and between Grantor and Royalty Holder.

Allowable Deductions means the following, in each case determined without duplication:

(a)	all costs, tolling charges, representation expenses, metal losses, umpire charges, expenses, penalties, fees and other expenses and charges of any nature whatsoever that are paid or incurred by Grantor and/or its Affiliates for or in connection with smelting, refining, beneficiation processes or procedures or other mineral treatments of Intermediate Products whether deducted from the sales revenue and/or are charged against Grantor and/or its Affiliates to produce Refined Products regardless of whether the smelting, refining, processing, procedures or treatments are carried out on the Property or after the Intermediate Products leave the Property;

(b)	all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor and its Affiliates and whether deducted from the sales revenue and/or are charged against Grantor and/or its Affiliates after the milling of the Product, for or in connection with transportation (including, shipping, freight, insurance, stockpiling, storage, warehousing, handling, port, demurrage, delay and forwarding expenses and transaction taxes) of Products after the milling of the Product to a smelter or refinery or other place of mineral treatment or beneficiation and from there to the place or places of storage and sale to the ultimate purchaser;

(c)	all government-imposed royalties of every nature and kind whatsoever paid, incurred, or deemed incurred by Grantor and/or its Affiliates with respect to Products (whether directly

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

or indirectly) payable pursuant to federal, state, or local statutes, regulations, and ordinances;

(d)	sales, use, gross receipts, customs duties, severance, value added taxes and other taxes and governmental charges, if any, payable with respect to the existence, severance, production, removal, sale, processing, transportation, or disposition of Products that are paid or incurred by Grantor and/or its Affiliates with respect to the Products, but excluding any taxes:

(ii)	based on the gross or net income of Grantor and/or its Affiliates;

(iii)	any business or franchise taxes of Grantor and its Affiliates; and

(iv)	any taxes based on the value of the Property and any improvements thereon including any ad valorem taxes, but for certainty none of the government royalties contemplated by paragraph (c) shall be excluded from being “Allowable Deductions” by virtue of the provisions of paragraphs (d)(ii), (d)(iii), or (d)(iv);

(e)	costs and fees of sales, insurance, consignment, agency fees and sales brokerage, and any discounts or rebates given to customers for off-specification or damaged product that are paid and/or incurred by Grantor and its Affiliates with respect to Products shipped from the Property; and

(t)	Permitted Treatment Costs.

(g)	Notwithstanding anything to the contrary, any costs, expenses, or charges related to the milling of ore into intermediate products or saleable products by Grantor and its Affiliates shall not be considered Allowable Deductions and shall not be deducted from the calculation of Net Smelter Returns. This includes, but is not limited to, costs associated with crushing, grinding, and concentrating the ore, including physical concentration methods such as gravity and flotation. If there is any conflict between this subparagraph (g) and other provision of the Agreement, the provision of this subparagraph shall control.

Asset Purchase Agreement means the Asset Purchase Agreement dated the 19th day of September, 2024, between Grantor and Royalty Holder pursuant to which this Agreement was entered into.

Business Day means any day other than a Saturday, Sunday or a statutory holiday in the State of Montana.

Deemed Receipts means the following:

(a)	Where Grantor or its Affiliates produce or have produced any Refined Products through any smelting or refining arrangements or any other transactions that result in the return to, or credit to the account of, Grantor or its Affiliates of:

(i)	refined copper meeting the good delivery requirements of the London Metal Exchange (LME) for Grade “A” Copper Cathode or High Grade Copper meeting the COMEX division of the New York Mercantile Exchange (COMEX) requirements for delivery (each, Refined Copper);

(ii)	fine gold bullion of .995 or better (Gold Bullion);

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(iii)	silver bullion of .999 or better (Silver Bullion);

(iv)	lead bullion meeting the good delivery requirements of the LME (minimum purity of 99.970%) or the COMEX (Lead Bullion); and/or

(v)	other Products produced through subsequent smelting and/or refining and the outturned metal from which meets the relevant specifications for Refined Products that have prices regularly quoted on the LME (or other reliable price source) (Other Refined Products) and in each case produced from Raw Products and/or Intermediate Products produced from the Property;

then notwithstanding anything in this Agreement to the contrary, the term “Deemed Receipts” for such Refined Products means the net number of pounds avoirdupois of Refined Copper and/or troy ounces of Gold Bullion, Silver Bullion and/or Lead Bullion and/or net number of pounds avoirdupois or other relevant unit of measure for Other Refined Products, as the case may be, returned to, or credited to the account of, Grantor and/or its Affiliates by the applicable smelter, refinery or other treatment facility in a calendar quarter, multiplied by:

(vi)	for Refined Copper, the average of the LME Settlement Price for Grade “A” Copper Cathode in the case of return of LME Grade “A” Copper Cathode or of the COMEX most nearby spot price in the case of return of COMEX High Grade Copper or the equivalent, in each case for the calendar quarter in which such Refined Copper is returned or credited to the account of Grantor or its Affiliates by such smelter, refinery or other treatment facility;

(vii)	for Gold Bullion, the average London Bullion Market Association Gold Price (P.M.) for the calendar quarter in which such bullion is so returned or credited;

(viii)	for Silver Bullion, the average London Bullion Market Association Silver Price for the calendar quarter in which such bullion is so returned or credited;

(ix)	for Lead Bullion, the average of the LME Settlement Price for lead in the case of LME lead bullion or the CO MEX most nearby spot price in the case of return of CO MEX lead or the equivalent, in each case for the calendar quarter in which such Refined Lead is returned or credited to the account of Grantor or its Affiliates by such smelter, refinery or other treatment facility; and

(xvi)	for Other Refined Products, the average LME prices (or other reliable price source) for such Other Refined Product for the calendar quarter in which such Other Refined Product is so returned or credited.

(b)	If any insurance proceeds are paid to Grantor and/or its Affiliates for any loss or damage to the Intermediate Products prior to receipt at the relevant refinery, smelter or other treatment facility, Grantor shall treat such insurance proceeds as revenue in lieu of Deemed Receipts.

(c)	Grantor shall determine the average price for the calendar quarter by dividing the sum of the applicable daily prices posted during the relevant calendar quarter by the number of days that prices were posted. Grantor shall obtain the posted price: (i) in the case of LME Grade “A” copper cathode or COMEX Grade Copper, LME Lead Bullion or COMEX Lead Bullion or Other Refined Products, from Platt’s Metals Price Alert, Metals Week Monthly

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Averages for the applicable period or Metals Bulletin, but corrected to the official quotations of COMEX or the LME in the event of printing errors, and (ii) for other prices, The Wall Street Journal, Reuters, or other reliable source selected by Grantor.

(d)	If the LME Settlement Price for Grade “A” Copper Cathode, or the COMEX most nearby spot price for High Grade Copper, the London Bullion Brokers Gold Price (P.M.), the London Bullion Brokers Silver Price, the LME Settlement Price for Lead Bullion or the COMEX most nearby spot price for Lead Bullion or other relevant LME prices, as the case may be, ceases to be published, the Parties shall agree upon a similar alternative method for determining the average daily spot market price for Refined Copper, Gold Bullion, Silver Bullion, Lead Bullion or Other Refined Products, as the case may be, or upon failure to so agree, Grantor may reasonably determine the average of the daily LME settlement prices during such period.

(e)	In the case where an Intermediate Product is distributed to an Affiliate of Grantor and such Intermediate Product is converted by such Affiliate or a third Person on behalf of such Affiliate to a Refined Product meeting the standards for determining Deemed Receipts as set forth in this subsection, then for purposes of calculating Deemed Receipts such Refined Product will be deemed produced, and the Deemed Receipts received by Grantor in the calendar quarter in which the Refined Product is made available to the Affiliate by the smelter or refinery.

Effective Interest Rate means a rate per annum equal to the Prime Rate in effect on the first Business Day of each calendar month, plus two percent. The Effective Interest Rate is determined for each full or partial calendar month that interest accrues under any obligation to which it applies pursuant to this Agreement, and applies to all interest obligations accruing in such month.

Encumber means mortgage, pledge, hypothecate, grant a security interest in or otherwise encumber.

GAAP means generally accepted accounting principles in the United States applied on a consistent basis.

Intermediate Products means concentrates (including leachates, precipitates, and other concentrates), dore, and other intermediate products, if any, produced from Raw Products, but not including cathode or other Refined Products.

Net Smelter Returns means the Receipts less the Allowable Deductions pertaining to such Receipts, in each case for the applicable calendar quarter.

Net Smelter Returns Royalty means the production royalty granted pursuant to this Agreement, calculated by the amount of Net Smelter Returns for the applicable period, multiplied by the Royalty Percentage for the applicable period.

Party means each of the parties named in the preamble.

Permitted Treatment Costs means the costs and charges incurred by Grantor for the production of Refined Products from Intermediate Products in refineries, smelters, electrowinning facilities and similar facilities owned by Grantor or its Affiliates, as such costs and charges are established on an arms-length basis based on the costs and charges including without limitation treatment charges, penalties, metals losses, and other costs and deductions that would be made by such treatment facilities pursuant to the then generally prevailing world terms for the production of

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Refined Products from such Intermediate Products supplied by a non-Affiliated third party having like kind, quantity, quality and grade and with appropriate adjustments for freight, and as the same is agreed by the Parties on an annual basis, or if the same cannot be agreed by the Parties in advance, as established on an annual basis pursuant to the Referee Procedures in Section 5.3 below.

Person means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, firm, estate, governmental authority or any agency or political subdivision thereof, or other entity.

Physical Product Receipts means revenues received by Grantor for any Raw Products, Intermediate Products, or Refined Products sold by Grantor, excluding revenues for any Products described in the definition of “Deemed Receipts”, including any and all other minor metals sold from ore mined from the Property, such as molybdenum, tin, etc. that are not sufficiently refined to meet either the definition of Refined Products or other LME good delivery standards. Grantor shall determine the amount of such revenues as follows:

(a)	if Raw Products or Intermediate Products are sold to a smelter, refinery or other purchaser (other than Grantor or Affiliates of Grantor) or are distributed to an Affiliate but are not converted by or for such Affiliate into Refined Products meeting the requirements in the definition of “Deemed Receipts” as provided above, then the amount of Physical Product Receipts with respect to such Raw Products or Intermediate Products equals the amount of net revenues actually received by Grantor from the physical sale of such Products to the smelter, refiner or other purchaser of Products, including any bonuses, premiums, and subsidies. In the case where such Raw Products or Intermediate Products are distributed in kind to an Affiliate of Grantor and then are sold without further processing by or for such Affiliate, such sale will be deemed to be a sale by Grantor for the purposes of making the calculations in this subsection and the revenues from such sale will be deemed to have been received by Grantor. Notwithstanding this paragraph (a), if the revenues received or deemed to be received by Grantor in respect of a distribution to an Affiliate pursuant to this paragraph (a) are less than the fair market value of such Products, then the amount of Physical Product Receipts will be deemed to be the fair market value of such Products;

(b)	if Raw Products or Intermediate Products are distributed to an Affiliate in any transaction that is not covered by either paragraph (a) above or the definition of Deemed Receipts, such as in the case where the Affiliate consumes such Raw Products or Intermediate Products in its own operations, then in such event the revenues attributed to Grantor with respect to such Products equals the fair market value price that would otherwise be received from a third Party in an arm’s length transaction for the sale of such Raw Products and/or Intermediate Products;

(c)	Grantor shall reasonably determine such fair market value on the basis of world terms from, if applicable, custom smelters in North or South America, Japan, Korea or Europe, to which such Products would otherwise be shipped and processed, for like kind, quantity, quality and grade of such Products, on an annual basis; and

(d)	in lieu of setting the fair market value price for such Products based on the above, Grantor or Royalty Holder may elect, by notice in writing to the other, to establish such price by referee pursuant to Section 5.3 of this Agreement.

Prime Rate means, rounded to the fourth decimal place:

(a)	the London Inter Bank Offered Rate (LIBOR) for the 90-day period as quoted on the

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Reuter’s Screen LIBO;

(b)	in the event the LIBOR rate ceases to be published on the Reuter’s Screen LIBO, the Secured Overnight Financing Rate (SOFR) as published on the Federal Reserve Bank of New York’s website; or

(c)	such other regularly published rate as the Parties may mutually agree.

Products means Specimen-Grade Minerals, Raw Products, Intermediate Products and Refined Products produced from all ores extracted, mined and removed from the Property, it being the intent that all commercially saleable metallic products produced from ores mined from the Property and that generate revenues to Grantor be included in this Agreement, including without limitation, all saleable precious metals, copper, zinc, lead, manganese, molybdenum, rare earth elements, and other metallic products produced and sold from the Property, and that the sales of the same is covered either as Deemed Receipts or Physical Product Receipts. Products does not include any material mined and removed from the Property for use by Grantor for roads, foundations, concrete or other construction or industrial uses relating to the Property or material that is processed that did . not originate from the Property, and shall not include any material that is not recovered for commercial sale from ores extracted from the Property.

Property means all real property interest of any kind held by Grantor including, without limitation, the fee mineral property, federal unpatented mining claims, state mining claims, federal mineral leases, state mineral leases, and fee mineral leases, as described more fully on Exhibit 1, including any renewals, extensions, amendments, replacements or improvements thereon made by Grantor, and such term also includes any mineral tenure or real property interests acquired from any third Person inside the boundaries of the Property as well as the additional properties later acquired by Grantor or its Affiliates as provided in Subsection 6.9(a)(ii).

Raw Products means ore produced from the Property in the form of run of mine ore, direct shipment ore and other similar crude or raw ore produced from the Property without further processing other than crushing.

Receipts equals the sum, without duplication, of all payments, value and/or credits received by Grantor or its Affiliates or assignees for Products removed from the Property. This includes, without limitation, Physical Product Receipts and Deemed Receipts for the applicable calendar quarter. Receipts does not include any revenue or losses from any Trading Activities.

Refined Products means Gold, Silver, Lead, Copper, and Zinc Bullion and Other Refined Products produced from Intermediate Products through refining and/or smelting or equivalent treatment operations.

Royalty Percentage means, for any applicable calendar quarter, 2.0% of Net Smelter Returns.

Specimen-Grade Minerals means aesthetically valuable minerals extracted from the Property that are suitable for museum-quality collections or private collectors due to their size, shape, color, crystal form , or rarity. These minerals are distinct from commercially viable ores and are typically sold at a premium for their visual and collector value.

Trading Activities means any and all price hedging and price protection activities undertaken by Grantor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any forward sale and/or purchase contracts, spot- deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts,

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

both on and off commodity exchanges. Grantor may not take into account such Trading Activities, and the profits and losses generated thereby, in the calculation of royalties due to Royalty Holder, whether in connection with the determination of price, the date of sale, or the date any royalty payment is due. Royalty Holder acknowledges that Grantor and its Affiliates engaging in Trading Activities may result in Grantor and its Affiliates realizing fewer or more profits for Products than does Royalty Holder, since Royalty Holder’s royalty is established by published prices, in the case of Refined Products described in the definition of Deemed Receipts and the sales price of the physical commodity to be delivered, in the case of other Physical Product Receipts. Similarly, Royalty Holder is not obligated to share in any losses generated by any such Trading Activities with respect to the sales of any Refined Products.

Transfer means any sale, grant, assignment, conveyance or other transfer.

$ means United States dollars.

Exhibits. Exhibit 1, Exhibit 2, and Exhibit 3 are attached hereto and incorporated herein and form part of this Agreement.

2.	GRANT, COMPUTATION AND PAYMENT OF NET SMELTER RETURNS

2.1	Grant of Royalty

Grantor hereby grants to Royalty Holder the Net Smelter Returns Royalty in perpetuity. Grantor shall evidence the grant of the Net Smelter Returns Royalty to Royalty Holder through a form of recordable deed similar to the form attached hereto as Exhibit 3 (Deed), which Deed shall be recorded against the Property in the public records of the county in which the Property is located. Grantor further agrees to evidence the grant of the Net Smelter Returns Royalty to the Royalty Holder through additional deed(s) substantially in the form attached hereto as Exhibit 3 for all additional properties later acquired by Grantor or its Affiliates and subject to the Net Smelter Returns Royalty herein as provided in Subsection 6.9(a)(ii) which additional Deed(s) may be recorded against the Property in the public records of the county in which the Property is located.

2.2	Computation

To compute the Net Smelter Returns Royalty, Grantor shall multiply the Net Smelter Returns by the applicable Royalty Percentage in each case for the immediately preceding calendar quarter.

2.3	Payments

When Net Smelter Returns Royalty payments are due and owing under this Agreement, Grantor shall pay Royalty Holder a payment equal to the Net Smelter Returns Royalty computed under Section 2.1 within 45 days after the end of the calendar quarter for which such computation is made, and shall deliver with such payment a copy of the calculations used in connection with such payment. Grantor shall correct any overpayments or underpayments in the next calendar quarter payment following determination of such adjustment. Grantor shall deliver with such payment a copy of the calculations used in connection with such payment.

2.4	Buy-Out Provision

Grantor shall reserve the exclusive right to buy out the full interest in the NSR granted to Royalty Holder (or its successor(s)) for a total sum of $7,500,000. The buy-out price of $7,500,000 shall remain fixed for the first ten (10) years following the effective date of the NSR Agreement.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Thereafter, beginning on January 1 of 2035, the buy-out price shall be adjusted annually based on the percentage change from the prior year in the Consumer Price Index for All Urban Consumers (CPI-U) for the West Region, as published by the U.S. Bureau of Labor Statistics, or the most similar index available at that time. At the option of the Royalty Holder (or its successor(s)), the buy-out may be effectuated by Royalty Holder (or its successor(s)) forming a new LLC (“New Co.”) or other similar limited liability entity in a jurisdiction of Grantor’s choice, and transferring the NSR to that New Co., and the New Co. to Grantor. Said transfers shall be completed within 90 days of written notice by Grantor to Royalty Holder ( or its successor(s)) of its exercise of the buy-out option and identity of the selected jurisdiction and any Net Smelter Returns Royalty payments due during that 90-day period shall remain owed and be paid to the Royalty Holder (or its successor(s)). At the sole option of the Royalty Holder (or its successor(s)), the buy-out amount may be paid by the Grantor over as many as ten (10) annual payments, with five (5) percent annual interest due and paid quarterly on the remaining balance.

If the Royalty Holder elects to receive the buy-out price through structured payments, such payments shall be formalized through a promissory note or its equivalent, as agreed upon by the Parties. Upon execution of the promissory note or equivalent instrument, the Royalty shall be deemed fully extinguished and reduced to zero, and Grantor shall have no further royalty obligations to Royalty Holder, provided that Grantor fulfils its payment obligations under the terms of the promissory note or its equivalent.

Furthermore, upon completion of the buy-out as set out in this Section 2.4, whether through a lump sum payment, or promissory note or its equivalent, all rights and obligations of both the Grantor and Royalty Holder under this Agreement shall terminate in their entirety.

2.5	Right of Offer for Specimen-Grade Minerals

The Royalty Holder shall have the right of first offer to purchase up to 5% of all Specimen-Grade Minerals extracted from the Property by the Grantor. This right shall apply to each extraction or collection of such minerals.

(a)	Offer and Acceptance Process

(i)	The Grantor shall notify the Royalty Holder in writing whenever Specimen-Grade Minerals are identified for potential sale. The notification shall include a detailed description of the minerals, along with the proposed sale price and any other relevant terms.

(ii)	The Royalty Holder shall have 30 days from receipt of the notification to exercise their right to purchase up to 5% of such Specimen-Grade Minerals by delivering written notice of acceptance to the Grantor.

(iii)	If the Royalty Holder fails to respond within the 30-day period, the Grantor may proceed with the sale of the Specimen-Grade Minerals to any third party under the same terms and conditions originally offered to the Royalty Holder.

(b)	The purchase price for any Specimen-Grade Minerals shall be determined by fair market value, taking into account factors such as rarity, aesthetic quality, and market demand for similar collector-grade minerals.

(c)	The exercise of this right by the Royalty Holder shall not interfere with the Grantor’s operations, and the identification and collection of Specimen-Grade Minerals shall remain at the sole discretion of the Grantor.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

3.	ACCOUNTING MATTERS

3.1	Accounting Principles

Grantor shall determine all Receipts and Allowable Deductions by the accrual method and apply GAAP in that determination.

4.	OPERATIONS

Grantor has sole authority to make all decisions concerning methods, the extent, times, procedures and techniques of, and all decisions whether to conduct, any (i) exploration, development and mining related to the Property, (ii) leaching, milling, processing or extraction treatment and (iii) materials to be introduced on or to the Property or produced therefrom and all decisions concerning the sale or disposition of Products from the Property. For certainty, Grantor shall have no obligation whatsoever to conduct any exploration, development or mining activities on or related to the Property.

5.	AUDITS AND DISPUTES

5.1	Disputes

Royalty Holder waives its right to object to a payment made for any calendar quarter, unless it provides notice in writing (Objection Notice) of such objection within 180 days after receipt of final payment or adjustment for the calendar quarter.

5.2	Audit

Royalty Holder shall have a right to audit and inspect Grantor’s accounts and records used in calculating payments to Royalty Holder hereunder. Upon written notice, Royalty Holder may elect to have an independent firm of certified public accountants audit all the records that relate to the calculation of the Net Smelter Returns Royalty within 60 days of Grantor’s receipt of an Objection Notice under Section 5.1 hereof. Any calculation not so audited will be deemed final and not thereafter subject to audit or challenge. If such an audit shows a greater than five (5) percent discrepancy in the Net Smelter Returns Royalty payment(s) in favour of the Royalty Holder, Grantor shall pay to Royalty Holder that discrepancy amount plus fifteen (15) percent and the reasonable costs of the audit.

5.3	Referee Procedures

The following procedures apply exclusively to any disagreement between the Parties with respect to the fair market value of a Product in determining Physical Product Receipts or in the Permitted Treatment Costs.

(a)	The Parties shall ensure that any Person appointed as a referee is independent of either Party, of sound commercial background and knowledgeable of the metals and concentrates markets. Within 30 days after a Party gives notice of a dispute subject to this Section 5.3, each Party shall submit to the other Party a list of five People to serve as referee. No Person who has been an employee of either Party or any of their respective Affiliates is eligible to act as a referee.

(b)	The Parties shall attempt to agree on a single suitable referee from the lists described in subsection 5.3(a) within 10 Business Days after both Parties have submitted such lists to

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

the other Party. If the Parties are unable to agree on the appointment of the single referee within such 10 Business Days, then either Party may seek appointment of the referee by petition to the Montana District Court for Silver Bow County. The Parties shall pay equally the costs of any agreed or appointed referee.

(c)	Each Party shall submit its respective position as to the commercial terms to the referee(s) and to the other Party within IO Business Days after the referee(s) has (have) been appointed. The Parties then have a further IO Business Days to review the other’s submission and to submit a written rebuttal to the referee (the Submission Period). To the maximum extent practical, the Parties shall submit terms based on the world terms for equivalent products of like kind, quantity, quality and grade (or appropriately adjusted to deemed equivalents) as determined at the time of such negotiations by reference to then current international transactions and agreements for the sale of similar products between major mines and custom smelters located in Japan, Korea, North and South America and Western Europe under other long term contracts with a duration of at least 12 months. The referee(s) may not consider contracts between buyers and sellers of concentrates in which one party is a majority owner of or is able to exercise Control over the other, or to terms or special elements contained in a contract that are the product of the financing arrangements for the particular mine or smelter involved. Rather, the referee(s) may consider only those contracts of like kind, quantity, quality and grade, insofar as possible, and any applicable adjustments shown. The referee(s) shall consider, however, the quantity of precious metals contained in such Products and to the lack or presence of, deleterious and penalty elements and applicable allowances and adjustments for freight.

(d)	Within 20 Business Days after expiry of the Submission Period, the referee(s) shall determine any such issue by selecting one of the two positions advanced by the Parties.

(e)	The decision of the referee governs for the calendar quarter in question; provided, however, at the request of either Party, the referee may establish a methodology for establishing the fair market value of such Products for the calendar year. If the referee(s) establish(es) such a methodology, the Parties shall apply that methodology for the entire calendar year and retroactively to the period for which the Parties were to have reached agreement. The referee may apply the methodology for the following calendar years, but not to exceed two calendar years.

6.	GENERAL

6.1	Records

Grantor shall keep and retain for not less than three years accurate records of tonnage, comingling per Section 6.6, surveying, volume of Products, analyses of Products, weight, moisture, assays of payable metal content and other records, as appropriate, related to the computation of Net Smelter Returns hereunder.

6.2	Site Visits

Neither Royalty Holder nor any of its representatives shall be permitted to enter upon any portion of the surface or sub-surface of the Property without the prior written consent of Grantor, which may be withheld in its sole discretion. Notwithstanding the above, the Parties agree that as long as Lane F Holdings LLC or any of its Affiliates remains the Royalty Holder, Royalty Holder will have the right to visit the Property quarterly. For that purpose, upon not less than fifteen (15) Business Days’ notice to Grantor, no greater than two authorized representatives of the Royalty Holder, may,

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

under the direction and control of Grantor, visit the Property for a tour of operations, whereupon it will be permitted to enter upon all areas of the Property unless Grantor determines, on a reasonable basis, there exists operational or safety conditions that warrant exclusion of certain areas.

However, upon any transfer or assignment of the Agreement to a third party that is not an Affiliate of Lane F Holdings LLC, the right to site inspections shall be limited to once annually, with the same notice and operational requirements as specified above.

Any visit pursuant to the above shall, unless the Parties mutual agree, be requested and made at reasonable times during only Business Days and business hours from 8:30 am up to 18:00 pm (local time), and provided that such visit does not interfere with Grantor’s operations or safety of such operations. With respect to such access, Grantor shall not have any liability for any personal injuries including death or for any damage to the property of Royalty Holder or its representatives.

Royalty Holder shall indemnify and hold harmless Grantor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any claims, losses, liabilities, obligations, debts, damages, prosecutions, judgments, fines, penalties, costs or expenses (including reasonable costs, fees and expenses of legal counsel) which may be imposed upon, asserted against or incurred by any of them by reason of injury to Royalty Holder or any of its agents or representatives caused by Royalty Holder’s exercise of its rights herein, including any injury or death resulting from the negligence of Grantor or its Affiliates on the Property. The indemnity in this Section 6.2 survives expiration or earlier termination of this Agreement.

6.3	Notices.

(a)	The Parties shall send all notices and other required communications under this Agreement (“Notices”) in writing and addressed as follows:

If to Grantor:

Blackjack Silver Corp.

[**+]

If to Royalty Holder:

Lane F. Holdings

[**+]

(b)	All Notices shall be given:

(i)	by personal delivery or delivery by commercial courier to the addressee;

(ii)	by electronic communication; or

(iii)	by registered or certified mail return receipt requested.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(c)	All Notices shall be effective and shall be deemed delivered:

(i)	if by personal delivery or commercial courier on the date of delivery on a Business Day before 5:00pm local time (in the place of delivery), and, if not delivered on a Business Day before 5:00pm local time (in the place of delivery), on the next Business Day following delivery;

(ii)	if by electronic communication, on the date of delivery if delivered on a Business Day before 5:00pm local time (in the place of delivery), and, if not delivered on a Business Day before 5:00pm local time (in the place of delivery), on the next Business Day following delivery; and

(iii)	if solely by mail on the next Business Day after actual receipt.

(d)	A Party may change its address or designated recipient by Notice to the other Party.

6.4	Payments

Grantor shall make all payments to Royalty Holder by bank check or wire transfer in immediately available funds to a bank account as designated by Royalty Holder in writing; provided, however, that Grantor will not be in default and the time for making such payment will be extended, if, at the time such payment is otherwise due, wire transfer facilities are not available for any reason, so long as Grantor makes payment as soon as practicable after wire transfer facilities become available. Grantor may rely on wire transfer instructions purported to be provided by Royalty Holder and is not responsible for any payment made to an incorrect wire transfer account by reason of such reliance. Grantor is not required to inquire into the scope of authority of the person purporting to act on behalf of Royalty Holder. If any dispute arises with respect to a proper payment, Royalty Holder may make such payment by depositing the same into an escrow account pending resolution of the dispute, and such deposit will toll any interest charges for late payment. Any payment not otherwise made when due bears interest at an annual rate of interest equal to the Prime Rate plus two percent, which accrues from the date due until the date paid.

6.5	Confidentiality

(a)	Except as provided in Section 6.5(b), Royalty Holder may not disclose to any third party or the public any information and data provided to Royalty Holder under the terms of this Agreement without the prior written consent of Grantor, which consent Grantor may withhold in its sole discretion.

(b)	The consent required by Section 6.5(a) does not apply to a disclosure:

(i)	By Royalty Holder to a potential successor of all or any significant portion of its interests under this Agreement, or to a potential successor by consolidation or merger, or to a proposed joint venture or partnership in which such Royalty Holder may become a participating partner or venturer (but subject to the obligations of confidentiality herein);

(ii)	To an Affiliate or representative of Royalty Holder that has a bona fide need to be informed (but subject to the obligations of confidentiality herein);

(iii)	To any person, including a governmental agency or to the public, if such disclosure is required by applicable law or the rules of any stock exchange; or

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(iv)	Made in connection with litigation involving Royalty Holder where such disclosure is required by the applicable tribunal or is, on the advice of counsel for Royalty Holder, necessary for the prosecution of the case, but subject to prior notification to Grantor to enable Grantor to seek appropriate protective orders.

(c)	Prior to any disclosure described in Subsections 6.5(b)(i) or 6.5(b)(ii), such third party shall first agree to protect the confidential information from further disclosure to the same extent as Royalty Holder is obligated under this Section 6.5.

(d)	The text of any public announcements or statements including news release that Royalty Holder is permitted to make pursuant to this Section 6.5, shall be made available to Grantor not less than five Business Days prior to publication and Grantor may make suggestions for changes therein. If Grantor is identified in any such public announcement or statement, Royalty Holder shall not release the same without the consent of Grantor in writing.

(e)	In providing its approval of a public announcement or statement, Grantor does not thereby assume any liability or responsibility for the contents thereof, which is the sole responsibility of Royalty Holder, and Royalty Holder shall indemnify, defend and save Grantor harmless from any costs and liabilities it may incur in that regard. This provision survives expiration or earlier termination of this Agreement.

(f)	Notwithstanding anything contained in this Agreement to the contrary, Royalty Holder may not disclose any geological, engineering or other data to any third party without disclosing the existence and nature of any disclaimers that accompany such data and the requirements of applicable law or regulation or rules of the applicable stock exchange for public reporting, as the case may be.

6.6	Commingling

Grantor may commingle ore, concentrates, minerals and other material mined and removed from the Property from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that Grantor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, Grantor may use any procedures accepted in the mining and metallurgical industry that it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures is final and binding on Royalty Holder. In addition, Grantor may use comparable procedures to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material and all other costs that would constitute Allowable Deductions.

6.7	Change in Ownership of Right to Net Smelter Returns Payments

(a)	Royalty Holder may only Transfer its rights and interest in and to the Net Smelter Returns Royalty and this Agreement pursuant to this Section 6.7.

(b)	Royalty Holder may not Transfer, or agree to Transfer, less than all of its rights and interests in or with respect to the Net Smelter Returns Royalty or this Agreement, without the prior written consent of Grantor, which consent Grantor may withhold in its sole discretion.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(c)	Royalty Holder may not transfer or assign any of its rights and interest in and to the Net Smelter Returns Royalty and this Agreement without obtaining from the transferee, and delivering the same to Grantor, an agreement in writing in favour of Grantor whereby the transferee assumes the obligations of Royalty Holder and is bound by the contractual terms of this Agreement.

(d)	No change or division in the ownership of the Net Smelter Returns Royalty, however accomplished, enlarges the obligations or diminish the rights of Grantor.

(e)	No change or division in the ownership of the Net Smelter Returns Royalty is binding on Grantor until Grantor receives a certified copy of the instrument evidencing the change or division in ownership.

(f)	Royalty Holder covenants to ensure that any change in ownership of the Net Smelter Returns Royalty is accomplished in such a manner that Grantor is required to make payment and give notice to no more than one Person, and upon breach of this covenant, Grantor and its Affiliates may retain all payments otherwise due in escrow until the breach has been cured.

6.8	Transfer of Property

If Grantor Transfers all or any portion of its interest in the Property, upon obtaining from the transferee a written assumption of the obligations of Grantor pursuant to this Agreement with respect to the interest so Transferred, Grantor will thereupon be relieved of all liability for payment of royalties under this Agreement for any royalties that may thereafter arise with respect to such transferred interest. Grantor may not transfer or assign any of its rights and interest in and to the Property without obtaining from the transferee, and delivering the same to Royalty Holder, an agreement in writing in favour of Royalty Holder whereby the transferee assumes the obligations of Grantor and is bound by the contractual terms of this Agreement.

(a)	No change or division in the ownership of the Property, however accomplished, enlarges the obligations or diminish the rights of Grantor.

(b)	No change or division in the ownership of the Property is binding on Grantor until Grantor receives a certified copy of the instrument evidencing the change or division in ownership.

(c)	Grantor covenants to ensure that any change in ownership of the Property is accomplished in such a manner that Royalty Holder is required to make perform any obligations hereunder and give notice to no more than one Person, and upon breach of this covenant, Royalty Holder may continue to perform and give notices to the original until the breach has been cured.

Abandonment

Grantor may, from time to time, abandon or surrender or allow to lapse or expire any part or parts of any unpatented mining claims, state mining claims, or mining leases relating to or comprising part of the Property, in its sole discretion, provided Grantor will not abandon or surrender, or allow to lapse or expire, any unpatented mining claims, state mining claims, or mining leases comprising part of the Property for the purpose of permitting any third party to re-stake such unpatented mining claim or state mining claim or acquire a new mining lease and thereby avoid or seek to avoid the Net Smelter Returns Royalty.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

6.9	Real Property Interest

(a)	The Parties intend that the Net Smelter Returns Royalty attach to:

(i)	All real property interests of any kind presently owned by Ferry Lane Limited in Silver Bow County, Montana;

(ii)	All real property interests of any kind in Silver Bow County, Montana, Grantor or its Affiliates may in the future acquire in a or as a result or consequence of Grantor’s or its Affiliates mutual exchange with or otherwise acquired from the City-County of Butte-Silver Bow, Montana, as contemplated under the “99 Year Lease of Real Property for Commercial Use,” dated November 1, 2013 attached hereto as Exhibit 2;

(iii)	any amendments, relocations, adjustments, resurvey, additional locations or conversions of any unpatented mining claims, state mining claims, or other mineral tenures comprising the Property; and

(iv)	any renewal, amendment or other modification or extensions of any leases of any real property interests comprising the Property.

(b)	The Parties intend that the Net Smelter Returns Royalty, to the extent allowed by applicable law, creates a direct real property interest in the Products and the Property in favour of Royalty Holder, provided that such interest will be satisfied in respect of any particular Products by payment to Royalty Holder of the Net Smelter Returns Royalty in respect thereof.

(c)	The Net Smelter Returns Royalty will run as a covenant with the title to the Property so that any grant, sale, Transfer, or conveyance of the Property, or any interest therein, shall be subject to the Net Smelter Returns Royalty and inure to the benefit of Royalty Holder, its successors, and assigns.

6.10	Rule Against Perpetuities

This Agreement and the Net Smelter Returns Royalty shall continue in perpetuity.,. The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court may reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

6.11	Memorandum

The Deed shall serve as a memorandum of this Agreement and may be recorded by Royalty Holder. This Agreement shall not be recorded.

6.12	No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership, joint venture or any other form of common endeavor or association between the Parties. Nothing herein

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party. The obligations and liabilities of the Parties will be several and not joint and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any other Party.

6.13	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the sole cost and expense of the Party requesting such further instrument, document or action.

6.14	Void or Invalid Provision

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

6.15	Governing Law and Attornment

The Parties intend that this Agreement be construed and enforced in accordance with, and the rights of the parties be governed by, the laws of the State of Montana, without regard to principles of conflicts of law that would impose a law of another jurisdiction.

6.16	Binding Effect

All covenants, conditions and terms of this Agreement benefit and run as a covenant with the Property and bind and inure to the benefit of the Parties hereto and their respective successors, successors by merger, and any permitted assigns.

6.17	Counterparts

The Parties may sign this Agreement in counterparts and by electronic exchange of signatures, each of which will be deemed an original and together constitutes a valid and binding agreement.

The Parties have executed this Agreement as of the Effective Date.

For Blackjack Silver Corporation, an Ontario	Lane F Holdings, LLC, A Wyoming Limited corporation and Liability Company

Ferry  Lane  Limited,  a  British  Virgin  Island corporation

By:	/s/ Travis Naugle	By:	/s/ R. Allan Payne

Print Name:	Travis Naugle	Print Name:	R. Allan Payne

Title:	CEO	Title:	Member

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT 1

[***]